Exhibit 99.18

STOCK PURCHASE AGREEMENT

Stock Purchase Agreement (this “Agreement”) dated as of March 11, 2011 between Repsol YPF, S.A., a limited liability company (sociedad anónima) duly organized on November 12, 1986, under the laws of the Kingdom of Spain (the “Vendor”), and Lazard Asset Management LLC, a limited liability company organized under the laws of the State of Delaware (the “Purchaser”), on behalf of its clients identified on Schedule A hereto (each such client, a “Specified Purchaser” and collectively the “Specified Purchasers”).  Hereinafter, the Vendor and the Purchaser shall jointly be referred to as the “Parties,” and each one of them individually as a “Party.”

WHEREAS, YPF, S.A. (the “Company”) is a limited liability company (sociedad anónima) organized under the laws of Argentina, 79.73% of the capital stock of which is directly or indirectly owned by the Vendor.

WHEREAS, the Purchaser desires to purchase on behalf of the Specified Purchasers, 11,414,329 American Depositary Shares (“ADSs”) of the Company, each representing one Class D share of the Company, par value 10 pesos per share (the “Purchased ADSs”).

WHEREAS, the ADSs were issued under the Amended and Restated Deposit Agreement dated as of November 13, 2009 among the Company, The Bank of New York Mellon as Depositary and the holders from time to time of American Depositary Receipts issued thereunder.

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement (the “Registration Statement”), including a prospectus (the “Prospectus”), on Form F-3 (File No. 333-170848) relating to certain securities, including the Purchased ADSs, to be sold from time to time by the Vendor and certain subsidiaries of the Vendor.  The Registration Statement has been declared effective by the Commission.

WHEREAS, the Vendor and the Purchaser have agreed to enter into a Put Option Agreement pursuant to which the Purchaser may sell part of the Purchased ADSs to the Vendor, substantially in the form of Exhibit A attached hereto.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Definitions.  The following terms, as used herein, have the following meanings:

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Body that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Madrid, Spain or Buenos Aires, Argentina are authorized or required by Applicable Law to close.

“Governmental Body” means any governmental body, agency or official of any country or political subdivision of any country, including any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority (including any self-regulatory organization), agency or commission or any court, tribunal, or judicial or arbitral body.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

ARTICLE 2
Purchase and Sale

Section 2.01.  Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, the Vendor agrees to sell to the Purchaser, and the Purchaser on behalf of the Specified Purchasers agrees to purchase from the Vendor, all of the Purchased ADSs at the Closing for a purchase price of US$42.40 per Purchased ADS and an aggregate purchase price of US$483,967,549.60 which purchase price shall be paid as provided in Section 2.02. The ADSs may be delivered by the Vendor or by subsidiaries of the Vendor.

Section 2.02.  Closing.  a)  The closing (the “Closing”) of the purchase and sale of the Purchased ADSs hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York on March 21, 2011 (the “Closing Date”). Prior to 12:00 p.m. on the Closing Date, (i) the Vendor shall transfer the Purchased ADSs to an escrow account to be established pursuant to Section 2.02(b) hereof and (ii) each Specified Purchaser shall deposit or cause to be deposited in such escrow account by wire transfer of immediately available funds the full amount of the purchase price for the Purchased ADSs being purchased by such Specified Purchaser as set forth opposite the name of such Specified Purchaser under the heading “Number of Purchased ADSs” on Schedule A hereto, together with written information clearly identifying such Specified Purchaser.

           (b)           Promptly after the date of this Agreement and prior to the Closing Date, the Parties shall enter into a definitive escrow agreement (the “Escrow Agreement”) with The Bank of New York Mellon or a comparable national institution, as escrow agent (the “Escrow Agent”), pursuant to which an escrow account  (the “Escrow Account”) will be promptly established by such Escrow Agent, at the Vendor’s expense, for the benefit of the Vendor and the Purchaser, acting on behalf of the Specified Purchasers.  The Escrow Agreement shall provide that the Escrow Agent, at Closing, will (i) disburse the funds from the Escrow Account to the Company by wire transfer of immediately available funds and (ii) deliver the Purchased ADSs, through the facilities of the Depository Trust Company (“DTC”), to the DTC participant account designated by each Specified Purchaser that has made payment in full therefor, such account information to be provided to the Company and the Escrow Agent by the Purchaser on behalf of each Specified Purchaser not less than two business days prior to the Closing Date. The Escrow Agreement shall be on reasonably customary terms for such an agreement to reflect the foregoing arrangement.  Any Purchased ADSs in respect of which payment of the full purchase price has not been received by 12:00 p.m. on the Closing Date shall be returned to the Vendor whose obligation to deliver such Purchased ADSs pursuant to this Agreement shall terminate.

(c)           The Parties agree to enter into a Put Option Agreement substantially in the form set forth as Exhibit A attached hereto simultaneously with the Closing.

ARTICLE 3
Representations and Warranties of The Vendor

The Vendor hereby represents and warrants to the Purchaser that:

Section 3.01.  Organization and Existence.  The Vendor is a corporation (sociedad anónima) duly organized and validly existing under the laws of the Kingdom of Spain.

Section 3.02.  Authorization.  The execution, delivery and performance by the Vendor of this Agreement and the Escrow Agreement and the consummation by the Vendor of the transactions contemplated hereby are within the powers of the Vendor and have been duly authorized by all necessary action on the part of the Vendor.  This Agreement constitutes and the Escrow Agreement shall constitute a valid and binding agreement of the Vendor, enforceable against the Vendor in accordance with their terms.

Section 3.03.  Governmental and Court Authorization; Commission Registration..  The execution, delivery and performance by the Vendor of this Agreement and the Escrow Agreement and the consummation by the Vendor of the transactions contemplated hereby require no action by, or in respect of, or consent, approval or authorization of, or filing, registration or qualification with, any Governmental Body.  The sale of the Purchased

ADSs is being made pursuant to the Registration Statement.  The Registration Statement is effective under the Securities Act of 1933, as amended (the “Securities Act”), and no stop order preventing or suspending the effectiveness of the Registration Statement or use of the Prospectus has been issued by the Commission and no proceedings for that purpose have been instituted or, to the knowledge of the Vendor, are threatened by the Commission.

Section 3.04.  Non-contravention.  The execution, delivery and performance by the Vendor of this Agreement and the Escrow Agreement do not and shall not (1) contravene or conflict with the articles of incorporation, bylaws or other organizational document binding on the Vendor, (2) contravene or conflict with or constitute a violation of any Applicable Law binding upon or applicable to the Vendor or (3) require any consent, approval or other action by any Person or constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Vendor or to a loss of any benefit to which the Vendor is entitled under any agreement, contract, indenture, lease or other instrument binding upon the Vendor or any license, franchise, permit or other similar authorization held by the Vendor.

Section 3.05.  Title to the Purchased ADSs.  The Vendor has valid title to the Purchased ADSs to be sold under this Agreement free and clear of all security interests, claims, liens, equities or other encumbrances.

Section 3.06.  The sale of the Purchased ADSs by the Vendor pursuant to this Agreement is not prompted by any material information concerning the Company or any of its subsidiaries that is not on file with or has not been submitted to the Commission and included in the Prospectus.  The Vendor has not provided the Purchaser with any material non-public information relating to the Company in connection with this Agreement.

Section 3.07.  The Vendor has no knowledge of any material fact or information concerning the Company, or the operations, assets, condition, financial or otherwise, or prospects of the Company which is required under applicable law to be made generally available to the public and which has not been, or is not being, or will not be, made generally available to the public through information that is on file with or submitted to the Commission and included in the Prospectus.

ARTICLE 4
Representations and Warranties of The Purchaser

Section 4.01.  Organization and Existence.  The Purchaser hereby represents and warrants that it is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.

Section 4.02.  Authorization.  The Purchaser hereby represents and warrants that the execution, delivery and performance by the Purchaser of this Agreement and the Escrow Agreement, on behalf of the Specified Purchasers, and the consummation by the

Purchaser, on behalf of the Specified Purchasers, of the transactions contemplated hereby are within its powers and have been duly authorized by all necessary action on its part and are within its powers and authority under its asset management and other agreements with each of the Specified Purchasers.  This Agreement constitutes and the Escrow Agreement shall constitute a valid and binding agreement enforceable against the Purchaser, on behalf of the Specified Purchasers, and against each of the Specified Purchasers, in accordance with their terms.

Section 4.03.  Governmental and Court Authorization.  The Purchaser hereby represents and warrants that the execution, delivery and performance by the Purchaser of this Agreement and the Escrow Agreement and the consummation by the Purchaser of the transactions contemplated hereby require no action by, or in respect of, or consent, approval or authorization of, or filing, registration or qualification with, any Governmental Body.

Section 4.04.  Non-contravention.  The Purchaser hereby represents and warrants that the execution, delivery and performance by the Purchaser of this Agreement and the Escrow Agreement do not and shall not (4) contravene or conflict with the articles of incorporation, bylaws or other organizational document binding on the Purchaser, (5) contravene or conflict with or constitute a violation of any Applicable Law binding upon or applicable to the Purchaser, including in its capacity as an asset manager and/or fiduciary on behalf of the Specified Purchasers, (iii) contravene or require any consent, approval or other action under any asset management or other agreement the Purchaser has entered into with any Specified Purchaser or (iv) require any consent, approval or other action by any Person or constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Purchaser or to a loss of any benefit to which the Purchaser is entitled under any agreement, contract, indenture, lease or other instrument binding upon the Purchaser or any license, franchise, permit or other similar authorization held by the Purchaser.

ARTICLE 5
Miscellaneous

Section 5.01.  Notices.  All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission) and shall be given:

if to the Vendor, to:

Repsol YPF S.A.
Paseo de la Castellana 278-280
28046 Madrid (Spain)
Att: Corporate Director Finance
Facsimile No.: + 34 90 255 51 34

with copies (which shall not constitute notice) to:

Repsol YPF S.A.
Paseo de la Castellana 278-280
28046 Madrid (Spain)
Att: Corporate Director Legal Services
Facsimile No.: + 34 91 348 40 86

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Att:  Nicholas A. Kronfeld
Facsimile No.: + 1 (212) 701-5950

if to the Purchaser, to:

Lazard Asset Management LLC
30 Rockefeller Plaza
New York, New York 10112
Att: General Counsel
Facsimile No.: +1 (212) 332-1703

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Party hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 5.02.  Amendments; Waivers.  b) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)        No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 5.03.  Expenses.  All costs and expenses (including legal fees and expenses) incurred in connection with this Agreement shall be paid by the Party incurring such costs or expenses.

Section 5.04.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party hereto.

Section 5.05.  Governing Law.  This Agreement shall be construed in accordance with and governed by the internal law of the State of New York, without regard to the conflicts of law rules of such state.

Section 5.06.  Jurisdiction.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought against any of the Parties in any United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection it may now have or hereafter have to venue laid therein or that any such suit, action or proceeding which is brought in such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 5.01 shall be deemed effective service of process on such Party.

Section 5.07.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.08.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto.

Section 5.09.  Entire Agreement; Third-Party Beneficiaries.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement.  No representation, inducement, promise, understanding, condition or warranty of either Party hereto not set forth herein has been made or relied upon by any Party hereto.  Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

Section 5.10.  Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 5.11.  Survival.  The covenants, agreements, representations and warranties of the Parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing.

Section 5.12.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.13                       Publicity.  No public release or announcement concerning the transactions contemplated hereby shall be issued by any Party without the prior consent of the other Party, except to the extent that such Party is advised by counsel that such release or announcement is necessary or advisable under applicable law or the rules or regulations of any securities exchange, in which case the Party required to make the release or announcement shall to the extent practicable provide the other Party with an opportunity to review and comment on such release or announcement in advance of its issuance.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

REPSOL YPF, S.A.
By:	/s/ Enrique Hernández Pérez
Name: Enrique Hernández Pérez
Title: Corporate Director Legal Services

LAZARD ASSET MANAGEMENT LLC, ON BEHALF OF ITS CLIENTS IDENTIFIED ON SCHEDULE A
By:	/s/ Gerald B. Mazzari
Name: Gerald B. Mazzari
Title: Chief Operating Officer